Exhibit 4.4

PRINCIPAL AMOUNT
$[ ]

REGISTERED NO.: R-[     ]

CUSIP NO.: 756109 BF0

ISIN NO.: US756109BF09

REALTY INCOME CORPORATION

4.875% NOTES DUE 2026

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES IN DEFINITIVE FORM AS AFORESAID, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ITS NOMINEE TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), 55 WATER STREET, NEW YORK, NEW YORK TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Realty Income Corporation, a Maryland corporation (the “Company,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [                        ] Dollars on June 1, 2026, and to pay interest thereon from and including June 1, 2021, or from and including the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 of each year (the “Interest Payment Dates”), commencing December 1, 2021 at the rate of 4.875% per annum, until the entire principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (as defined below) (or one or more Predecessor Securities) is registered in the Security Register applicable to the Notes at the close of business on May 15 or November 15 (the “Regular Record Dates”), as the case may be, immediately preceding the applicable Interest Payment Date regardless of whether the Regular Record Date is a Business Day. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any principal of or premium, if any, or interest on any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or interest, as the case may be, shall bear interest, until paid or until such payment is duly provided for, at the rate of 4.875% per annum.

Payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in Dollars. If this Note is a Global Security, all payments of principal, premium, if any, and interest in respect of this Note will be made by the Company by wire transfer of immediately available funds to an account maintained by the payee located in the United States. If this Note is not a Global Security (a “Certificated Note”), payments of interest on this Note may, at the Company’s option, be made by mailing a check to the address of the Person entitled thereto as such address appears in the Security Register for the Notes or by wire transfer to an account maintained by the payee located in the United States, all on the terms set forth in the Indenture; provided, however, that a Holder of $5 million or more in aggregate principal amount of Certificated Notes will be entitled to receive payments of interest due on any Interest Payment Date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a Paying Agent for the Notes at least 15 calendar days prior to the applicable Interest Payment Date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such Person ceases to be a Holder of $5 million or more in aggregate principal amount of Certificated Notes.

Payments of principal of and premium, if any, and interest on Certificated Notes that are due and payable on the Final Maturity Date (as defined below), any Redemption Date, any Change of Control Payment Date (as defined below) or any other date on which principal of such Notes is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a Paying Agent for the Notes, against surrender of such Notes to the Trustee or a Paying Agent for the Notes; provided that installments of interest on Certificated Notes that are due and payable on any Interest Payment Date falling on or prior to such Final Maturity Date, Redemption Date, Change of Control Payment Date or other date on which principal of such Notes is payable will be paid in the manner described in the preceding paragraph to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued as a series of Securities under an indenture dated as of October 28, 1998 (herein called, together with all indentures supplemental thereto, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the duly authorized series designated as the “4.875% Notes due 2026.” All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Prior to March 1, 2026 (the “Par Call Date”), the Notes may be redeemed at any time in whole or from time to time in part at the option of the Company at a Redemption Price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed, and

(b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date), assuming that the Notes matured and that accrued and unpaid interest on the Notes was payable on the Par Call Date, discounted to such Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to such Redemption Date.

On and after the Par Call Date, the Notes may be redeemed at any time in whole or from time to time in part at the option of the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the applicable Redemption Date.

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Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to a Redemption Date will be payable to the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

Notice of any redemption by the Company will be transmitted at least 15 days but not more than 60 days before the applicable Redemption Date to each Holder of Notes to be redeemed.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on the Notes and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note.

In addition to the covenants of the Company contained in the Indenture, the Company makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

Limitation on Incurrence of Total Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company’s Total Assets as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with the Company’s Total Assets are referred to as the “Adjusted Total Assets”).

Limitation on Incurrence of Secured Debt. The Company will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company’s Adjusted Total Assets.

Debt Service Coverage. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

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Maintenance of Total Unencumbered Assets. The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Certain Definitions. As used herein, the following terms have the meanings set forth below:

“Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes:

(a)           if the Company obtains four Reference Treasury Dealer Quotations for such Redemption Date, the average of such Reference Treasury Dealer Quotations after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)           if the Company obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such Reference Treasury Dealer Quotations, or

(c)         if the Company obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provisions for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) provisions for impairment losses, (vi) increases in deferred taxes and other non-cash charges, (vii) charges resulting from a change in accounting principles, and (viii) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on finance leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

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“Debt” means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company’s consolidated balance sheet as a finance lease or as indebtedness in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Company or any Subsidiary) of the type referred to in (i), (ii), (iii) or (iv) above (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Executive Group” means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer or any Vice President of the Company.

“Final Maturity Date” means June 1, 2026.

“Independent Investment Banker” means, with respect to any Redemption Date for the Notes, Goldman Sachs & Co. LLC and its successors, TD Securities (USA) LLC and its successors or Wells Fargo Securities, LLC and its successors (whichever shall be appointed by the Company) or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Intercompany Debt” means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

“New York Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Reference Treasury Dealers” means, with respect to any Redemption Date for the Notes, (a) Goldman Sachs & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC and their respective successors (or their respective affiliates that are Primary Treasury Dealers, as defined below); provided, however, that if any such firm or its successor (or, if applicable, any such affiliate), as the case may be, ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (b) one other Primary Treasury Dealer appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third New York Business Day preceding the date on which notice of such redemption is given to the Holders of the Notes to be redeemed as provided in the Indenture.

“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, finance lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

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“Subsidiary” means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors’ qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s), or such individuals’ successors in office as an officer of the Company), and (ii) any other entity the accounts of which are consolidated with the accounts of the Company. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants set forth above under the captions “Limitation on Incurrence of Total Debt,” “Limitation on Incurrence of Secured Debt,” “Debt Service Coverage,” and “Maintenance of Total Unencumbered Assets,” this definition, the other definitions set forth herein under this caption “Certain Definitions” and the definition of “Change of Control” set forth below, and, insofar as Section 801 of the Indenture is applicable to the Notes, the term “Subsidiary,” as that term is used in Section 801(2) of the Indenture, shall have the meaning set forth in this definition (instead of the meaning set forth in Section 101 of the Indenture).

“Treasury Rate” means, with respect to any Redemption Date for the Notes:

(a)           the yield, under the heading that represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, in each case, any companion online data resource published at least weekly by the Federal Reserve) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or

(b)           if such release (or any successor publication or release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

For purposes of the immediately preceding sentence, information shall be deemed “published” by the Federal Reserve if it is made available to the public generally, whether in physical form, on the Federal Reserve’s website or by other means. The Treasury Rate with respect to any Redemption Date for the Notes shall be calculated by the Company on the third New York Business Day preceding the date on which notice of such redemption is given to the Holders of the Notes to be redeemed as provided in the Indenture.

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered, determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above under "Maintenance of Total Unencumbered Assets," all investments in any Person that is not consolidated with the Company for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investment would otherwise have been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

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“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the Company or any Subsidiary that is not Secured Debt.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, or premium, if any, or interest on, this Note on or after the respective due dates therefor.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment for the Notes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for the Notes duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of different authorized denominations, as requested by the Holder surrendering the same.

The Notes of this series are issuable only in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The headings included in this Note are for convenience only and shall not affect the construction hereof.

Offer to Repurchase Notes upon Change of Control and Ratings Decline

If a Change of Control Triggering Event occurs with respect to the Notes, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth below, except to the extent the Company has delivered a notice of redemption to the Holders of all of the outstanding Notes as described above that is irrevocable (except to the extent conditioned on the occurrence of a Change of Control Triggering Event). In the Change of Control Offer, the Company shall offer a payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following the occurrence of a Change of Control Triggering Event, the Company shall mail a notice to each Holder of Notes describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase the Notes on the date (the “Change of Control Payment Date”) specified in the notice and stating: (1) that the Change of Control Offer is being made pursuant to this Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes and that all Notes tendered into the Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of Global Securities, given pursuant to applicable procedures of the depositary for the Global Securities); (3) that any Note not tendered and accepted for payment will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if such Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

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On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent no later than 12:00 noon, New York City time, on the Business Day immediately prior to the Change of Control Payment Date, an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly remit to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Notes and the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon the occurrence of such Change of Control Triggering Event.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice to the Holders of all Notes that remain outstanding following such purchase (provided that as of the date of such notice not more than 30 days has passed since such purchase pursuant to the Change of Control Offer described above), to redeem all (and not less than all) Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption. Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to a Redemption Date will be payable to the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes by virtue of such conflict.

9

As used under this caption “Offer to Repurchase Notes upon Change of Control and Ratings Decline,” the following terms shall have the meanings set forth below (and to the extent any such definitions conflict with definitions included in the Indenture, the definitions set forth below shall control with respect to the provisions set forth under this caption “Offer to Repurchase Notes upon Change of Control and Ratings Decline”):

Solely with respect to its use in the definition of “Change of Control,” “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on November 9, 2021 or issued thereafter, including, without limitation, all Common Stock and Preferred Stock (as such terms are defined below).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries (as such term is defined above under the caption “Certain Definitions”), taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of the Company or its Subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the real estate assets of the Company or any of its Subsidiaries to an operator pursuant to a real estate lease or leases shall not constitute a Change of Control;

(2) the adoption by shareholders or partners of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger, amalgamation, consolidation or business combination transaction) the result of which is that any “person” (as defined in clause (1) of this definition of “Change of Control”), other than any holding company which owns 100% of the Voting Stock of the Company (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the replacement of a majority of the Board of Directors of the Company over a one-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by vote of at least a majority of the Board of Directors of the Company then still in office who either were members of the Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among the Company and any of its Subsidiaries and (2) a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

10

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Rating Decline.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on November 9, 2021 or issued thereafter, including, without limitation, all series and classes of Common Stock.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on November 9, 2021 or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Rating Agency” means (1) Moody’s or S&P or (2) if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of its Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency, if any, selected by the Company. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((1) + and - for S&P; (2) 1, 2 and 3 for Moody’s; and (3) the equivalent gradations for another Rating Agency selected by the Company) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is the day immediately prior to the earlier of (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within a Rating Category as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date immediately preceding such Change of Control.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Voting Stock” of the Company as of any date means the Capital Stock of the Company that is at the time entitled to vote in the election of its board of directors.

[Signature page follows]

11

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

REALTY INCOME CORPORATION

By:	/s/ Sumit Roy
Name: Sumit Roy Title: President and Chief Executive Officer

Attest:

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Executive Vice President, Chief Legal Officer, General Counsel and Secretary

[Company Signature Page to Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann Dolezal
Authorized Signatory

Dated: November 9, 2021

[Trustee Authentication Page to Note]

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address

including Zip Code of Assignee)

the within Note of REALTY INCOME CORPORATION, and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guaranty
(Signature must be guaranteed by a participant in a signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes, check the box below:

☐	The undersigned elects to have this Note purchased pursuant to the Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes

If you want to elect to have only part of the Note purchased by the Company pursuant to the Offer to Repurchase Notes upon Change of Control and Ratings Decline provision of the Notes, state the principal amount you elect to have purchased (amount must be $2,000 or an integral multiple of $1,000 in excess thereof and the remaining principal amount of the Note must be $2,000 or an integral multiple of $1,000 in excess thereof):

$

Date:
Your Signature(s):

(Sign exactly as your name(s) appear(s) on the face of this Note)
Tax Identification No.:
Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).